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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 10, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

 Petroleum Development Corporation Clarifies Previous Release

Company Expects Earnings of $.35 to $.42 per share in Second Quarter

Despite Exploratory Dry Hole Expense

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today issued a clarification of the press release issued yesterday reporting the results of two exploratory wells drilled in northwest Colorado.  The Fox Federal #1-13 has been determined to be dry in the target zones, and the Company will expense $4.9 million in the second quarter for the exploratory dry hole costs as required by accounting rules.  This will result in a decrease in anticipated after tax earnings of $3.1 million or $.19 per share.  Including the impact of the dry hole expense, the company anticipates second quarter profits of $.35 to $.42 per share.

The Company has begun completion operations on the second well, the Coffeepot Springs #24-34.  The Company plans to complete three zones in the well.  The deepest zone has been completed with good initial results.  The second zone was fractured Wednesday and testing is planned for the next week, to be followed by the completion and testing of the third zone.  The zones being completed are in the Lance, Fox Hill, and Mesa Verde formations at depths between 9,450 feet and 12,000 feet in depth.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597